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                                                                   EXHIBIT 4(oo)





                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                                       and

                               JPMORGAN CHASE BANK

                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of ______ ___, 20___

   Second Supplemental Indenture to the Indenture dated as of January 28, 1998 providing for the issuance of series of junior subordinated debt securities

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            SECOND SUPPLEMENTAL INDENTURE, dated as of _____ ___, 20__ (the
"Second Supplemental Indenture"), between Citigroup Global Markets Holdings Inc., a corporation duly organized and existing under the laws of the State of New York and formerly known as Salomon Smith Barney Holdings Inc. (the "Company") and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), a New York banking corporation, as Trustee (the "Trustee"), under the Indenture dated as of January 28, 1998 (the "Original Indenture") as supplemented by the First Supplemental Indenture, dated July 1, 1999 (together with the Original Indenture, the "Indenture"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Indenture.

            WHEREAS, pursuant to Section 9.1(4) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

            WHEREAS, the Company has changed its name from "Salomon Smith Barney Holdings Inc." to "Citigroup Global Markets Holdings Inc.";

            WHEREAS, the names of the trusts have been changed from SSBH Capital II, SSBH Capital III and SSBH Capital IV to CGMH Capital II, CGMH Capital III and CGMH Capital IV, respectively; and

            WHEREAS, the Company and the Trustee desire to enter into this Second Supplemental Indenture; and

            WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture, and all things necessary have been done to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms;

            NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

                                    ARTICLE I

            In the first paragraph of the Indenture, the words "SALOMON SMITH BARNEY HOLDINGS INC." shall be replaced with "CITIGROUP GLOBAL MARKETS HOLDINGS INC."

                                   ARTICLE II

            Section 2.01 The definition of "Senior Indebtedness" contained in
Section 1.1 of the Indenture shall be amended by deleting such definition in its entirety and substituting therefor the following:

            "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar


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instruments issued by such obligor; (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business); (iv) all obligations, contingent or otherwise, of such obligor in respect of any letters of credit, banker's acceptance, security purchase facilities or similar credit transactions; (v) all obligations of such obligor in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and
(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except in each case for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Securities, and (2) any indebtedness between or among such obligor or its Affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (x) any CGMH Trust or (y) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financial Entity of preferred securities or other securities guaranteed by such obligor pursuant to an instrument that ranks pari passu with, or junior to, such guarantees.

            Section 2.02 The definition of "Federal Reserve" shall be added following immediately after paragraph 30 of Section 1.1 of the Indenture as follows:

            "Federal Reserve" means the Board of Governors of the Federal Reserve System.

            Section 2.03 The definition of "Investment Company Act Event" shall be added following immediately after paragraph 37 of Section 1.1 of the Indenture as follows:

            "Investment Company Act Event," with respect to a CGMH Trust, has the meaning set forth in the Declaration of the applicable CGMH Trust.

            Section 2.04 The definition of "Regulatory Capital Event" shall be added following immediately after paragraph 55 of Section 1.1 of the Indenture as follows:

            "Regulatory Capital Event," with respect to a CGMH Trust, has the meaning set forth in the Declaration of the applicable CGMH Trust.

            Section 2.05 In each instance where SSBH Trust appears in the Indenture, "SSBH Trust" shall be deleted and "CGMH Trust" shall be substituted therefor.

                                   ARTICLE III

            The second paragraph of Section 2.3 of the Indenture shall be amended by deleting such paragraph in its entirety and substituting therefor the following sentence:

            Because of the occurrence and continuation of a Tax Event, an Investment Company Act Event or a Regulatory Capital Event (each a "Special Event"), this Security may


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become due and payable at [specify redemption prices]% of the principal amount thereof, together with any interest accrued thereon (the "Redemption Price"). The Redemption Price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Company determines. Subject to obtaining prior approval from the Federal Reserve if then required under applicable capital adequacy guidelines, regulations or policies of the Federal Reserve, the Company shall have the right to redeem this Security at the option of the Company, without premium or penalty, in whole or in part at any time on or after _____, ____ (an "Optional Redemption"), or at any time in certain circumstances upon the occurrence of a Tax Event, an Investment Company Act Event or a Regulatory Capital Event at a redemption price equal to [specify redemption prices]% of the principal amount thereof, plus any accrued but unpaid interest to the date of such redemption (the "Optional Redemption Price").

                                   ARTICLE IV

            Section 8.1 of the Indenture shall be amended by deleting Section 8.1(1) and substituting therefore the following:

            (1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

                                    ARTICLE V

            Section 11.2(a) of the Indenture shall be amended by inserting the following after the first sentence thereof:

            Notwithstanding anything to the contrary herein, if then required under applicable capital adequacy guidelines, regulations or policies of the Federal Reserve, the Company may not redeem, repay or repurchase any of the Securities without the prior approval of the Federal Reserve.

                                   ARTICLE VI

            Section 11.8 of the Indenture shall be amended by deleting in its entirety the paragraph of such section and substituting therefor the following paragraph:

            If a Special Event with respect to any CGMH Trust has occurred and is continuing, then, not withstanding Section 11.2(a) but subject to Section 11.2(b), the Company shall have the right upon not less than 30 days nor more than 60 days notice to the Holders of Securities of the series issued to such CGMH Trust, or to its Institutional Trustee, to redeem such Securities, in whole or in part, for cash within 90 days following the occurrence of such Special Event at the Redemption Price, provided that if such Special Event is a Tax
Event:



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      (a)   the Company has received a Redemption Tax Opinion with respect to such CGMH Trust or

      (b) after receiving a Tax Event Opinion, the Regular Trustees of such CGMH Trust shall have been informed by tax counsel rendering the Tax Event Opinion that a No Recognition Opinion cannot be delivered to such CGMH Trust, and, provided further that if at the time there is available to the Company or such CGMH Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action ("Ministerial Action"), such as filing a form or making an election, or the Trust or the holders of the Trust Securities of such CGMH Trust, the Company or such CGMH Trust shall pursue such Ministerial Action in lieu of redemption, and, provided further that the Company shall have no right to redeem such Securities while the Company or such CGMH Trust is pursuing any Ministerial Action pursuant to its obligations under the Declaration of such CGMH Trust.

                                   ARTICLE VII

            Section 7.01 The Trustee accepts the trusts created by this Second Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

            Section 7.02 Except as amended as set forth above, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall take effect on the date hereof.

            Section 7.03 This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.



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            IN WITNESS WHEREOF, each of Citigroup Global Markets Holdings Inc.
and JPMorgan Chase Bank, as Trustee, has caused this Second Supplemental Indenture to be signed by one of its officers thereunto duly authorized, as of
           , 20  .

                                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.


                                     By:
                                        -----------------------------------
                                         Name:
                                         Title:





                                     JPMORGAN CHASE BANK, as Trustee


                                     By:
                                        -----------------------------------
                                         Name:
                                         Title:






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